[Letterhead of Sutherland Asbill & Brennan LLP]

April 30, 2009

VIA EDGAR

Farm Bureau Life Insurance Company

5400 University Avenue

West Des Moines, IA 50266

Re:	Farm Bureau Life Annuity Account
(File No. 33-67538)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 20 to the Registration Statement on Form N-4 for Farm Bureau Life Annuity Account (File No. 33-67538). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

/s/ Thomas E. Bisset
Thomas E. Bisset